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EXHIBIT 21

Subsidiaries of Registrant

The following subsidiaries are direct or indirect subsidiaries of the Company:

     VBI Inc., a Delaware corporation
     Golf Card International Corp., a Delaware corporation
     Venture Enterprises, Inc., a Delaware corporation
     Camp Coast to Coast, Inc., a Delaware corporation
     Golf Card Resort Services, Inc., a Delaware corporation
     TL Enterprises, Inc., a Delaware corporation
     Golf Card Holding Corporation, a Delaware corporation
     GSS Enterprises, Inc., a Delaware corporation
     National Association for Female Executives, Inc., a Delaware corporation Woodall Publications Corporation, a Delaware corporation
     AGI Properties of Colorado, Inc., a Delaware corporation
     Affinity Thrift and Loan, a Delaware corporation *
     Affinity Insurance Group, Inc., a Colorado corporation
     Affinity Group Thrift Holding Corporation, a California corporation * Affinity Road and Travel Club, Inc., a Delaware corporation

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  *  Not a guarantor of the Company's $120 million 11.5% senior subordinated notes.